Exhibit 99.1

Hispanica International Delights of America Acquires Minority Stake in New York-based Just Buns Inc. Specialty Bakery

New York, NY (Accesswire via COMTEX- November 4, 2015) --  Hispanica International Delights of America, Inc. (OTC: HISP), a diversified food and beverage distribution company in the Hispanic and Ethnic Food industry, announced today that it has taken a minority stake in

Just Buns, Inc. (JBI), the creator of the freshest and most flavorful sweet buns sold under the name Swirly Buns.

Just Buns, Inc. makes their Swirly Buns using a secret family recipe passed down from the owner’s family. The company has a significant online presence and is also planning a wholesale distribution model in 2016. Swirly Buns only use natural flavors with no preservatives. Over the past 2 years, the company has been featured on Eyewitness News (ABC) in the New York Market, Toni On! New York and print publications throughout the United States as far away as South Florida.

Under the terms of the agreement Hispanica International Delights of America, Inc. (HISP) will become a minority owner in the Just Buns Inc. As part of the agreement, Hispanica will also become the exclusive distributor, in the U.S., for the JBI’s line of frozen food products to be sold in the frozen section of the supermarkets. The buns are to be contract packaged in the Hudson Valley (just north of New York City) and distributed by HISP through its network of current distributors as well as through its build out of its direct store distribution (“DSD”) infrastructure.

"I am extremely excited to add to our portfolio of products that have an already proven and loyal following and soon we will have the opportunity to expand these wonderful pastries in to the supermarkets," commented Fernando “Oswaldo” Leonzo, Chief Executive Officer of Hispanica International Delights of America, Inc.

Mr. Leonzo continued, "This deal is just the beginning of building out our portfolio of brands, that we will carry on a proprietary basis. It will also allow us to introduce this great product into our own DSD infrastructure that we are building in the coming quarters."

Dana Reyes, founder of Just Buns stated, "I am excited to partner with Hispanica International. We have been working for the past year, to introduce our first line of frozen packaged Swirly Buns in order to bring them to the supermarket chains. We couldn’t be happier to have a strategic distribution partner. We have already gotten a high level of interest from food brokers and their supermarket buyers to introduce our product and we think that with Hispanica’s help, we can grow the brand exponentially."

About Hispanica International Delights of America, Inc.

Hispanic International Delights of America, Inc. (HISP) is a public company, founded in 2013. HISP is engaged in the distribution of proprietary, licensed and third party Hispanic and Ethnic food and beverages throughout the United States. HISP has already begun to distribute fruit juices, nectars, and milk based products and will begin to distribute teas, carbonated drinks, dry goods, preserves, frozen foods and bakery products. The brands distributed are under a proprietary basis (through distribution agreements and/or exclusive licensing arrangements). These brands emulate the flavors, tastes, and traditions which have been known for generations among the Hispanic and other ethnic groups which are now becoming part of the American mainstream diet. HISP is also committed in building long-term relationships with its consumers by offering superior, high quality products at the most competitive prices.

HISP is headquartered in New York State with distribution operations under way in the New York City Tri-State Region, the Washington, D.C. Metro Area, the Houston Metropolitan Area, and in Los Angeles and the Southern California Region.

For more information on Hispanica International Delights of America, Inc. please visit http://www.hispanicadelights.com/

About Just Buns, Inc.

Just Buns, Inc. (JBI), located in the Hudson Valley, NY- just north of New York City, is the creator of the Swirly Bun line of products, which has gained a media buzz because of their deliciously addictive taste and flavor. Swirly Buns are served individually and will be packaged in the frozen food section of the supermarkets. For more information on the JBI’s line of products and offerings please visit: www.JustBunsBakery.com

SAFE HARBOR ACT

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Hispanica International Delights of America, Inc. its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Hispanica International Delights of America, Inc.’s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Hispanica International Delights of America, Inc.’s filings with the Securities and Exchange Commission.

SOURCE: Hispanica International Delights of America, Inc.

Investors Relations Contact: Please call (866) 928-5070 or email at info@hidainc.com